Exhibit 99.1

Dyax Contacts:
Ivana Magovčević-Liebisch
General Counsel and Executive Vice President,
Corporate Communications
(617) 250-5759
imagovcevic@dyax.com

Nicole Jones
Associate Director, Investor Relations and
Corporate Communications
(617) 250-5744
njones@dyax.com

Dyax Announces Update Regarding Regulatory Pathway for
DX-88 (ecallantide) in Hereditary Angioedema

- FDA confirms 30 mg subcutaneous dose as appropriate dose;
Dyax plans small confirmatory study -

- Conference call scheduled for 4:30 p.m. ET today -

August 31, 2006 — Cambridge, MA — Dyax Corp. (Nasdaq:DYAX) today announced that it has received guidance in a recent meeting with the U.S. Food and Drug Administration’s (FDA) Center for Drug Evaluation and Research, Division of Pulmonary and Allergy Products regarding the pathway for BLA submission and approval of DX-88 (ecallantide), an Orphan Drug candidate for treatment of acute attacks of hereditary angioedema (HAE).

In the meeting, the FDA concurred that the 30 mg subcutaneous (SC) dose is the appropriate dose and confirmed that a dose ranging study will not be required.  The FDA also confirmed that endpoints used in Dyax’s ongoing pivotal Phase III (EDEMA3) trial are acceptable for establishing safety and efficacy.  However, the FDA did recommend that a small confirmatory placebo-controlled trial be conducted.  This trial will further support the validity of the patient reported outcome (PRO) instrument used for demonstrating efficacy in the EDEMA3 trial.  Dyax agrees with the FDA’s recommendation because this confirmatory trial is in compliance with the new requirements of the February 2006 ‘Draft Guidance for Industry on Patient-Reported Outcome Measures: Use in Medical Product Development to Support Labeling Claims’.

“We are pleased that our meeting with the FDA has provided clear guidance as to the regulatory pathway for DX-88, including elimination of the requirement for a dose ranging study,” stated Tom Beck, President and Chief Operating Officer of Dyax.  “Based on our clinical trial experience to date, we are confident that we will be able to rapidly enroll patients in the additional study.”

Although Dyax has not finalized the scope of the new trial at this time, the FDA has agreed that the new study can be a small, placebo-controlled trial, enrolling both naïve and non-naïve patients, and that it need only confirm the superiority of the 30 mg SC dose over placebo.  With this new information and confirmation of the fixed 30 mg SC dose, Dyax and Genzyme are now targeting regulatory approval in the U.S. in the second half of 2008, followed by approval in the E.U.

“Even though we are disappointed that the estimated timeline for making DX-88 available to patients has changed, we had a positive meeting with the FDA and will maintain open communication as we prepare for the BLA submission,” said Henry Blair, Chairman and Chief Executive Officer of Dyax.  “We, along with Genzyme, remain committed to the HAE patient population and bringing DX-88 to market.”

EDEMA3 Update
EDEMA3 is a pivotal Phase III placebo-controlled clinical trial using 30 mg subcutaneous dosing for the treatment of patients with hereditary angioedema.  To date, we have treated more than 75% of the patients in the placebo-controlled portion and approximately half have been treated multiple times in the open-label portion of the trial.  Dyax remains on schedule to complete the trial by the end of 2006.

Conference Call Details
Dyax will host a webcast and conference call, including an open question and answer session, this afternoon, August 31, 2006, to provide further details about the recent FDA meeting.

Date:	August 31, 2006
Time:	4:30 p.m. ET
Telephone Access:	Domestic callers, dial 800-295-3991
International callers, dial 617-614-3924
Passcode 20904297
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through September 14, 2006 and may be accessed by dialing 888-286-8010.  International callers should dial 617-801-6888.  The replay passcode for all callers is 82927465.  The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax
Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications.  Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications.  In its joint venture with Genzyme Corporation, Dyax has successfully completed three Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE).  A Phase III trial is ongoing.  Independently, Dyax has successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during heart surgery (CABG procedures) and is planning a Phase IIb trial for further development of DX-88 in this indication.  DX-88 has orphan drug designation in the U.S. and E.U. for the treatment of angioedema.

Dyax identified DX-88 and other compounds in its pipeline using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets.  Dyax leverages this technology broadly with over 75 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax Disclaimer
This press release contains forward-looking statements, including statements regarding the potential administration, dosing, safety and therapeutic benefit of DX-88 for HAE and plans for its development and regulatory approvals.  Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes.  The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements.  Important factors which may affect the potential administration, dosing, safety and therapeutic benefit of DX-88 for HAE and plans for its development and regulatory approvals include the risks that: DX-88 may not show sufficient therapeutic effect or an acceptable safety profile in clinical trials or could take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval; others may develop technologies or products superior to DX-88 or that are on the market before it; DX-88 may not gain market acceptance; Dyax is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacture, marketing, sales and distribution of DX-88; and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.  Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium.  For online information about Dyax, please visit www.dyax.com.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.  EDEMA3 is a service mark of Dyax Corp.